Exhibit 99.5

FORBES ENERGY SERVICES LTD.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

Effective August 12, 2011

Composition

There shall be a committee of the Board of Directors (the “Board”) of Forbes Energy Services Ltd. (the “Company”) to be known as the Nominating and Corporate Governance Committee (the “Committee”) which shall be comprised solely of directors appointed by the Board at the annual meeting of the Board held in conjunction with the annual shareholders meeting or at any other meeting of the Board. The Committee’s Chairperson shall be designated by the Board or, if it does not do so, the Committee members shall elect a Chairperson by vote of a majority of the full Committee.

Each member of the Committee shall meet the independence requirements of the NASDAQ Stock Market (“NASDAQ”) and the Multilateral Instrument 52-110 (“ML 52-110”). If any member of the Committee ceases to meet the requirements discussed above, such member will not be able to serve as a member of the Committee for such time as they fail to meet such requirements, and will resign or be suspended or removed from the Committee by the Board. Once appointed by the Board, members of the Committee shall, except for any period of suspension, hold office until their successors are duly elected and qualified or until their earlier resignation, removal or death.

Statement of Policy

Consistent with the duties set forth below, the Committee shall assist the Board by: (a) identifying and recommending to the Board individuals qualified to become or remain Board members to facilitate the Board’s selection of a slate of nominees to be proposed for election at each annual meeting of the Company’s members; (b) at the Board’s request, providing input regarding qualified “independent” directors, as that term is defined by NASDAQ and ML 52-110 and other applicable regulations, available to serve on the Board; and (c) developing and recommending to the Board changes to the Company’s corporate governance policies and procedures as applicable.

Authority

To the extent that the Committee determines to use an outside advisor to assist the Committee in discharging its duties, the Committee shall have the sole authority to retain and terminate such advisor, including sole authority to approve such advisor’s fees and other retention terms. The Committee may not form or delegate authority to subcommittees without the prior approval of the Board. Nothing in this Charter is intended to limit the ability of members of management, other members of the Board, advisory directors, consultants, outside counsel, directors, accountants, or other advisors to participate in portions of the Committee meetings so long as, in each instance, the Committee is afforded the opportunity to deliberate and vote in executive session.

Meetings

The Committee shall meet at least once annually, and as many additional times as the Committee shall deem necessary or appropriate. The chairperson of the Committee will preside at each meeting of the Committee and, in consultation with the other members of the Committee, will set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. As necessary or desirable, the chairperson of the Committee may request that members of management, other members of the Board, advisory directors, consultants, outside counsel, accountants, or other advisors be present at meetings of the Committee.

Minutes and Reporting

The Committee shall designate a secretary, who shall prepare or cause to be prepared the minutes of each meeting and cause such minutes, as approved by the Committee, to be filed with the corporate records of the Company. The secretary shall send, or cause to be sent, copies of such minutes to each of the members of the Committee and to each of the members of the Board who are not members of the Committee. Best efforts will be used to circulate the minutes to the Board prior to the Committee making its report to the Board. Reports to the Board shall be made by the Committee on the basis that is determined by the Committee.

Duties

In addition to specific assignments that the Board may direct the Committee to carry out from time to time, the Committee shall be charged with, and have the power and authority of the Board, to perform the following duties and to fulfill the following responsibilities:

•	develop and recommend to the Board changes to the Company’s corporate governance policies and procedures, as required;

•	identify and review possible candidates for Board membership consistent with the Board’s criteria for selecting new directors;

•	consider written recommendations from the Company’s members for nominees for Directors and provide a means for submitting such recommendations and specifics on information required in the submission;

•	annually recommend qualified candidates for approval by the Board of a slate of nominees for Directors to be proposed for election at the annual meeting of the Company’s members;

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in the event of a vacancy on the Board between annual meetings of the Company’s members, when so requested by the Board, recommend candidates for appointment by the Board to fill such vacancy, if such vacancy is to be filled;

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when formulating these recommendations, the Committee shall seek and consider advice and recommendations from management, other members of the Board and advisory directors, and may seek or consider advice and recommendations from consultants, outside counsel, accountants, or other advisors as it or the Board may deem appropriate.

•	in consultation with management, recommend Directors to be selected by the Board for membership on and chairmanship of Board committees;

•	annually review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval;

•	at least annually conduct a self-evaluation to assess the effectiveness of the Committee;

•	prepare such reports of the Committee as required to satisfy the disclosure requirements of applicable law; and

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generally report regularly to and advise the Board (as a whole) on corporate governance matters and Committee activities and decisions and perform any other activities consistent with this Charter, the Company’s Memorandum of Association and Bye-laws, and governing laws as the Committee or the Board deems appropriate (the “Governing Requirements”).

In making its recommendations regarding nomination and appointment, the Committee should consider:

a.	competencies and skills that the Board considers to be necessary for the Board, as a whole to possess;

b.	the competencies and skills that the Board considers each existing director to possess;

c.	the competencies and skills of each nominee or appointee will bring to the Board; and

d.	whether or not a new director can devote sufficient time and resources to his or her duties as a board member.

The Committee is not authorized to review the appointment of person’s whose nomination is required by the Governing Requirements. Such appointments will be made by the Company pursuant to the Governing Requirements.

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